PNC Bank Corp. and Subsidiaries                                   Exhibit 12.1
Computation of Ratio of Earnings
 to Fixed Charges

                                                                            Year ended December 31
                                     Six months ended      ----------------------------------------------------------------------
Dollars in thousands                    June 30, 1997        1996            1995           1994          1993            1992
---------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes and
 cumulative effect of changes
 in accounting principles                    $801,587      $1,527,551       $627,012     $1,209,916     $1,140,487       $787,994
Fixed charges excluding interest
 on deposits                                  573,261       1,096,893      1,487,279      1,104,573        704,228        582,854
                                           --------------------------------------------------------------------------------------
 Subtotal                                   1,374,848       2,624,444      2,114,291      2,314,489      1,844,715      1,370,848
Interest on deposits                          714,155       1,428,771      1,551,816      1,159,242      1,005,658      1,546,576
                                           --------------------------------------------------------------------------------------
 Total                                     $2,089,003      $4,053,215     $3,666,107     $3,473,731     $2,850,373     $2,917,424
                                           ======================================================================================

FIXED CHARGES
Interest on borrowed funds                   $541,658      $1,064,847     $1,455,069     $1,070,565       $676,319       $555,610
Interest component of rentals                  14,376          29,839         31,283         32,247         26,491         25,739
Amortization of borrowed funds                    404             816            927          1,761          1,418          1,505
Distributions on capital securities            16,823           1,391
                                           --------------------------------------------------------------------------------------
   Subtotal                                   573,261       1,096,893      1,487,279      1,104,573        704,228        582,854
Interest on deposits                          714,155       1,428,771      1,551,816      1,159,242      1,005,658      1,546,576
                                           --------------------------------------------------------------------------------------
   Total                                   $1,287,416      $2,525,664     $3,039,095     $2,263,815     $1,709,886     $2,129,430
                                           ======================================================================================

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                   2.40x           2.39x          1.42x          2.10x          2.62x          2.35x
Including interest on deposits                   1.62            1.60           1.21           1.53           1.67           1.37
=================================================================================================================================
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